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                                                                      Exhibit 21

                 Subsidiaries of MCM Capital Group, Inc. *


     Subsidiary                        State of Incorporation
     ----------                        ----------------------

Midland Credit Management, Inc.                 Kansas

Midland Receivables 98-1 Corporation            Delaware

Midland Funding 98-A Corporation                Delaware

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*   Represents structure following merger of Midland Corporation of Kansas into MCM Capital Group, Inc. which will occur prior to this offering.